Exhibit 10.16

EXECUTION VERSION

INTELLECTUAL PROPERTY AGREEMENT

Intellectual Property Agreement (“Agreement”) dated as of March 4, 2024 (the “Effective Date”) among Montana Technologies LLC (“MT”), GE Vernova LLC (“GE Vernova Parent”), and AirJoule, LLC (“JV” or “the JV”), each, individually, a “Party,” and collectively, the “Parties.”

ARTICLE 1 – DEFINITIONS

As used in this Agreement, the following terms shall be defined as follows:

1.1. “Carbon Capture” means the extraction from air, flue gases or point sources by means of adsorption or absorption of carbon dioxide, carbon monoxide or other similar carbon-based compounds.

1.2. “Confidential Information” means, with respect to a disclosing Party, all information of any kind whatsoever (including compilations, data, materials, drawings, formulae, models, patent disclosures, inventions, procedures, processes, financial projections, market projections, protocols, results of experimentation and testing, product samples, specifications, strategies and techniques) and all tangible and intangible embodiments thereof of any kind whatsoever (including apparatus, compositions, documents, drawings, machinery, patent applications, records and reports) which are marked or otherwise identified as confidential at the time of disclosure to the receiving Party (if initially disclosed orally or visually then followed within thirty (30) working days with a written disclosure marking it as Confidential). Notwithstanding the foregoing, information shall not be considered Confidential Information if the receiving Party can establish the information: (a) has been publicly known prior to disclosure by the disclosing Party; (b) has become publicly known, without fault of the receiving Party, subsequent to disclosure by the disclosing Party; (c) has been received by the receiving Party at any time, from a source other than the disclosing Party, rightfully having possession of and the right to disclose such information; (d) has been otherwise known by the receiving Party prior to disclosure by the disclosing Party to the other Party; or (e) has been independently developed by or on behalf of employees or agents of the receiving Party without access to or use of such information disclosed by the disclosing Party to the receiving Party.

1.3. “Controlled” means, with respect to Intellectual Property, the legal authority or right (whether by direct or indirect ownership, license or otherwise) of a Party to grant a license or a sublicense without incurring obligations under, or breaching the terms of, any agreement with a Third Party.

1.4. “Dual Field IP” means Intellectual Property with utility in both (i) the Field of Use and (ii) in the field of Carbon Capture or in the field of capture from air of pollutants or contaminants.

1.5. “Field of Use” means Water Capture for (i) HVAC, (ii) production of potable water, and (iii) other uses of water via atmospheric water extraction.

[Signature Page to Intellectual Property Agreement]

1.6. “GE Vernova Background A2W IP” means (i) the Intellectual Property listed on Schedule B and (ii) any other Intellectual Property Controlled by GE Vernova Parent during the Term that is directed to, or designed or intended for use in, Water Capture (including associated components that are designed for, or intended for use in, Water Capture). However, clause (ii) of the preceding sentence does not include Dual Field IP that was developed by GE Vernova Parent or its wholly-owned Subsidiaries incidentally in the course of development activities directed to Carbon Capture or the field of capture from air of pollutants or contaminants. For the avoidance of doubt, “GE Vernova Background A2W IP” excludes Intellectual Property directed to or used in (x) Carbon Capture or (y) capture from air of pollutants or contaminants, except if such Intellectual Property is Dual Field IP; provided that all rights and licenses granted with respect to such Dual Field IP under this Agreement are limited to uses in Water Capture and exclude uses in Carbon Capture (other than to the extent incidental to Water Capture).

1.7. “GE Vernova Other Background IP” means Intellectual Property Controlled by GE Vernova Parent during the Term that is not (i) GE Vernova Background A2W IP, (ii) licensed to GE Vernova Parent pursuant to this Agreement or (iii) directed to or used in Carbon Capture or capture from air of pollutants or contaminants, except, in the case of (iii) only, if such Intellectual Property is Dual Field IP; provided that all rights and licenses granted to such Dual Field IP under this Agreement are limited to uses in Water Capture and exclude uses in Carbon Capture (other than to the extent incidental to Water Capture).

1.8. “Intellectual Property” or “IP” means:

(i)	patents, patent applications (including in each case any continuation, continuation-in-part, division, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof);

(ii)	confidential and proprietary technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether or not the subject of patents or patent applications and whether or not reduced to practice), research and development, reports, discoveries, improvements, results, creations, techniques, technology, technical data, algorithms, procedures, plans, processes, practices, methods, instructions, formulae, formulations, compositions, specifications, trade secrets and know-how (whether or not protected as a trade secret);

(iii)	registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks and any other designation of source or origin; and

(iv)	mask works, registered and unregistered copyrights, works of authorship and software.

1.9. “IP Committee” means a working group comprised of an even number of employees or representatives designated by each of MT and GE Vernova Parent to coordinate IP matters of the JV, including updating Schedule A and Schedule B. As of the Effective Date, the IP Committee members shall be (i) MT’s Chairman and CEO and (ii) GE Vernova Parent’s Technology Manager for Material Physics & Chemistry.

1.10. “JV Agreement” means the Amended and Restated Limited Liability Company Agreement of AirJoule, LLC, dated as of March 4, 2024, between MT and GE Ventures LLC.

1.11. “JV IP” means:

(i)	Intellectual Property conceived, developed or created by JV employees or consultants in the course of their employment or consultancy, respectively;

(ii)	Intellectual Property assigned to the JV by MT or GE Vernova Parent, or any of GE Vernova Parent’s Subsidiaries, including SOW IP;

(iii)	Intellectual Property created for or on behalf of the JV by a Third Party; and

(iv)	all other IP Controlled by the JV, except for MT Background A2W IP, MT Other Background IP, GE Vernova Background A2W IP and GE Vernova Other Background IP.

1.12. “JV Unit” means a component or device that performs Water Capture. For the avoidance of doubt, in the case of an HVAC system or multi-function system that performs operations other than Water Capture, only the components of such system that provide Water Capture constitute a JV Unit.

1.13. “Knowledge” means (i) with respect to MT, the actual knowledge of Matt Jore; and (ii) with respect to GE Vernova Parent, the actual knowledge of the Carbon Capture Leader designated by GE Vernova Parent as of the Effective Date.

1.14. “MT Background A2W IP” means (i) the Intellectual Property listed on Schedule A and (ii) any other Intellectual Property Controlled by MT during the Term that is directed to, or designed or intended for use in, Water Capture (including associated components that are designed for, or intended for use in, Water Capture). However, clause (ii) of the preceding sentence does not include Dual Field IP that was developed by MT incidentally in the course of development activities directed to Carbon Capture or the field of capture from air of pollutants or contaminants. For the avoidance of doubt “MT Background A2W IP” excludes Intellectual Property directed to or used in (x) Carbon Capture or (y) capture from air of pollutants or contaminants, except if such Intellectual Property is Dual Field IP; provided that all rights and licenses granted to such Dual Field IP under this Agreement are limited to uses in Water Capture and exclude uses in Carbon Capture (other than to the extent incidental to Water Capture).

1.15. “MT Other Background IP” means Intellectual Property Controlled by MT at any time during the Term that is not (i) MT Background A2W IP, (ii) licensed to MT pursuant to this Agreement or (iii) directed to or used in Carbon Capture or capture from air of pollutants or contaminants, except, in the case of (iii) only, if such Intellectual Property is Dual Field IP; provided that all rights and licenses granted to such Dual Field IP under this Agreement are limited to uses in Water Capture and exclude uses in Carbon Capture (other than to the extent incidental to Water Capture).

1.16. “Territory” means the Applicable Regions (as defined in the JV Agreement).

1.17. “Third Party” means a person or entity other than the Parties and their respective Affiliates.

1.18. “SOW IP” means Intellectual Property created in the course of performance of, and pursuant to the terms of, a statement of work (“SOW”) under the Master Services Agreement, which is assigned or required to be assigned thereunder to the JV by or on behalf of MT or GE Vernova Parent.

1.19. “Water Capture” means harvesting water from atmospheric air using a sorbent.

1.20. Other defined terms. Terms used in this Agreement with initial capital letters to indicate that they are defined terms, but not defined in this Agreement, will have the definitions of such terms provided in the JV Agreement.

ARTICLE 2 -- LICENSE GRANTS FROM GE VERNOVA PARENT TO THE JV

2.1. License of GE Vernova Background A2W IP. GE Vernova Parent, on behalf of itself and its applicable Subsidiaries, hereby grants the JV a royalty-free, fully paid-up, nonexclusive license under the GE Vernova Background A2W IP for any purpose (including to make, have made, use, sell, offer to sell, import and otherwise exploit products and services) in the Field of Use in the Territory. Except as set forth in Section 2.2, the JV may not grant or authorize the grant of sublicenses to or under the GE Vernova Background A2W IP without GE Vernova Parent’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned.

2.2. Permitted sublicenses. The JV may, without GE Vernova Parent’s consent, grant sublicenses (including through multiple tiers) to:

(i) Third Party suppliers, distributors, contractors, and consultants for the manufacture, use, sale, offer for sale, and import of products and services for or on behalf of the JV, but not for the sole or primary benefit of such suppliers, distributors, contractors and consultants, and

(ii) customers of the JV solely in connection with their purchase, rental or lease of a JV Unit provided by the JV in the ordinary course of the operation of the JV’s business to the extent necessary for their use of such JV Unit, including incorporation into and sale of HVAC products utilizing such JV Unit substantially in accordance with the specifications, requirements or instructions for such JV Units, provided in each case (i) and (ii) that the grant of such sublicense is incidental to and in support of the JV’s manufacture, sale, lease, rental or service of JV Units and its customers’ incorporation into and sale of HVAC products utilizing JV Units substantially in accordance with the specifications, requirements or instructions for such JV Units. For the avoidance of doubt, the JV’s right to grant sublicenses under this Agreement remains subject to any applicable restrictions or requirements as may be imposed on the JV’s activities under the JV Agreement.

All sublicenses and amendments thereto shall be in writing, and the JV shall provide GE Vernova Parent with a copy of every sublicense (and amendment) within 30 days of its execution. The sublicenses and amendments shall be Confidential Information of the JV.

The JV shall ensure that any such sublicensees comply with all provisions of this Agreement relevant to such sublicensees and shall be liable for any sublicensee’s use of GE Vernova Background A2W IP exceeding the scope of the license granted to the JV under Section 2.1. Any sublicense granted hereunder that is inconsistent with this Section 2.2 shall be null and void.

2.3. JV’s request for license of GE Vernova Other Background IP.

(a) Subject to Section 2.3(b), if the JV desires to obtain a license to certain GE Vernova Other Background IP in the Field of Use in the Territory, it may request a license from GE Vernova Parent, and JV and GE Vernova Parent will discuss in good faith the possible grant of such license and the terms (including royalties) thereof. For the avoidance of doubt, except as provided in Section 2.3(b), the JV is not obligated to request or take any such license from GE Vernova Parent and GE Vernova Parent is not obligated to grant any such license to the JV.

(b) If the JV requests to obtain a license in the Field of Use in the Territory to GE Vernova Other Background IP that is applicable to Water Capture or used by GE Vernova Parent or any of its Subsidiaries for Water Capture, which in either case may be Dual Field IP but excluding any IP created under or in the course of performance of an agreement with a Third Party that restricts the grant of a license to others to the extent of such restriction, then GE Vernova Parent will grant such license, on behalf of itself and each of its appliable Subsidiaries, including to the extent permitted by the terms of such agreement, if any, which license shall be made available on a totality of terms that are commercially fair and reasonable, including a royalty to be negotiated in good faith in a reasonable amount that takes into consideration fair compensation to GE Vernova Parent for its or its Subsidiaries’ investment in the GE Vernova Other Background IP as well as the JV’s potential to commercialize viable products using such GE Vernova Other Background IP. Notwithstanding anything to the contrary in this Section 2.3(b), GE Vernova Parent shall not, and shall ensure that each of its Subsidiaries does not, enter into any such Third Party restrictive agreement with the intention to circumvent GE Vernova Parent’s obligation to grant a license to the JV in accordance herewith and, with respect to any Third Party restrictive agreement, at the JV’s reasonable request, GE Vernova Parent or its applicable Subsidiary will cooperate in good faith with the JV to seek a waiver of any applicable restriction, including to permit the JV to pay any fee necessary or useful in seeking the waiver of such restriction.

2.4. Licenses subject to government rights. All licenses granted by GE Vernova Parent hereunder shall be subject to rights of the U.S. government under funding agreements, agency funding terms or applicable law. Solely to the extent required under any such agreement, funding terms or applicable law, all conditions, restrictions and requirements imposed thereby that by their terms bind or otherwise apply to a licensee of the applicable license granted by GE Vernova Parent shall being binding or otherwise apply to the JV.

ARTICLE 3 -- LICENSE GRANTS FROM MT TO THE JV

3.1. License of MT Background A2W IP. MT hereby grants the JV a royalty-free, fully paid-up, nonexclusive license under the MT Background A2W IP for any purpose (including to make, have made, use, sell, offer to sell, import and otherwise exploit products and services) in the Field of Use in the Territory. Except as set forth in Section 3.2, the JV may not grant or authorize the grant of sublicenses to or under the MT Background A2W IP with MT’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned.

3.2. Permitted sublicenses. The JV may, without MT’s consent, grant sublicenses (including through multiple tiers) to:

(i) Third Party suppliers, distributors, contractors, and consultants for the manufacture, use, sale, offer for sale, and import of products and services for or on behalf of the JV, but not for the sole or primary benefit of such suppliers, distributors, contractors and consultants, and

(ii) customers of the JV solely in connection with their purchase, rental or lease of a JV Unit provided by the JV in the ordinary course of the operation of the JV’s business to the extent necessary for their use of such JV Unit, including incorporation into and sale of HVAC products utilizing such JV Unit substantially in accordance with the specifications, requirements or instructions for such JV Units, provided in each case (i) and (ii) that the grant of such sublicense is incidental to and in support of the JV’s manufacture, sale, lease, rental or service of JV Units and its customers’ incorporation into and sale of HVAC products utilizing JV Units substantially in accordance with the specifications, requirements, or instructions for such JV Units. For the avoidance of doubt, the JV’s right to grant sublicenses under this Agreement remains subject to any applicable restrictions or requirements as may be imposed on the JV’s activities under the JV Agreement.

All sublicenses and amendments thereto shall be in writing, and the JV shall provide GE Vernova Parent with a copy of every sublicense (and amendment) within 30 days of its execution. The sublicenses and amendments shall be Confidential Information of the JV.

The JV shall ensure that any such sublicensees comply with all provisions of this Agreement relevant to such sublicensees and shall be liable for any sublicensee’s use of MT Background A2W IP exceeding the scope of the license granted to the JV under Section 3.1. Any sublicense granted hereunder that is inconsistent with this Section 3.2 shall be null and void.

3.3. JV’s request for license of MT Other Background IP.

(a) Subject to Section 3.3(b), If the JV desires to obtain a license to certain MT Other Background IP in the Field of Use in the Territory, it may request a license from MT, and JV and MT will discuss in good faith the possible grant of such license and the terms (including royalties) thereof. For the avoidance of doubt, except as provided in Section 3.3(b), the JV is not obligated to request or take any such license from MT and MT is not obligated to grant any such license to the JV.

(b) If the JV requests to obtain a license in the Field of Use in the Territory to certain MT Other Background IP that is applicable to Water Capture or used by MT for Water Capture, which in either case may be Dual Field IP but excluding any IP created under or in the course of performance of an agreement with a Third Party that restricts the grant of a license to others to the extent of such restriction, then MT will grant such license, including to the extent permitted by the terms of such agreement, if any, which license shall be made available on a totality of terms that are commercially fair and reasonable, including a royalty to be negotiated in good faith in a reasonable amount that takes into consideration fair compensation to MT for its investment in the MT Other Background IP as well as the JV’s potential to commercialize viable products using such MT Other Background IP. Notwithstanding anything to the contrary in this Section 3.3(b), MT shall not enter into any such Third Party restrictive agreement with the intention to circumvent MT’s obligation to grant a license to the JV in accordance herewith and, with respect to any Third Party restrictive agreement, at the JV’s reasonable request, MT will cooperate in good faith with the JV to seek a waiver of any applicable restriction, including to permit the JV to pay any fee necessary or useful in seeking the waiver of such restriction.

3.4. Licenses subject to government rights. All licenses granted by MT hereunder shall be subject to rights of the U.S. government under funding agreements, agency funding terms or applicable law. Solely to the extent required under any such agreement, funding terms or applicable law, all conditions, restrictions and requirements imposed thereby that by their terms bind or otherwise apply to a licensee of the applicable license granted by MT shall be binding or otherwise apply to the JV.

ARTICLE 4 – LICENSE GRANTS FROM THE JV TO GE VERNOVA PARENT AND MT

4.1. To MT for research and development and otherwise non-feasible contracts within the Field of Use. The JV shall grant and does hereby grant MT a royalty-free, fully paid-up, nonexclusive license, without the right to sublicense, under the JV IP to make, have made, use and import products and services for the conduct of research and development in the Field of Use in the Territory, including for the conduct of such research and development funded by the U.S. government, and (ii) make, have made, use, sell, offer to sell, import and otherwise exploit products and services under any contract the fulfillment of which by the JV or GE Vernova Parent would not be feasible; provided that, with respect to clause (ii), MT will use commercially reasonable efforts to fulfill such contract with JV Units or subcontract to the JV if feasible; provided further that, if MT does not fulfill such contract with JV Units or subcontract to the JV, the license granted to MT under this Section 4.1 shall be royalty-bearing (in an amount to be reasonably negotiated by the parties in good faith) with respect to the fulfillment of such contract.

4.2. To GE Vernova Parent for research, development and government contracts within the Field of Use. The JV shall grant and does hereby grant GE Vernova Parent a royalty-free, fully paid-up, nonexclusive license, without the right to sublicense, under the JV IP to (i) make, have made, use and import products and services for the conduct of research and development in the Territory, including for the conduct of such research and development funded by the U.S. government, and (ii) make, have made, use, sell, offer to sell, import and otherwise exploit products and services under contract with the U.S. government, including for clarity for the commercial supply of products and services to the U.S. government; provided that, with respect to clause (ii), GE Vernova Parent will use commercially reasonable efforts to fulfill such contract with JV Units or subcontract to the JV if feasible; provided further that, if GE Vernova Parent does not fulfill such contract with JV Units or subcontract to the JV, the license granted to GE Vernova Parent under this Section 4.2 shall be royalty-bearing (in an amount to be reasonably negotiated by the parties in good faith) with respect to the fulfillment of such contract.

4.3. To GE Vernova Parent for Carbon Capture. The JV shall grant and does hereby grant GE Vernova Parent a royalty-free, fully paid-up, nonexclusive license, without the right to sublicense, under the JV IP as may be necessary for GE Vernova Parent to purchase, use or sell a JV Unit for Carbon Capture and in the Field of Use solely as incidental to or as part of Carbon Capture, including as may be necessary to make, have made, use, sell, offer to sell, import and otherwise exploit other GE Vernova Carbon Capture products or services utilizing such JV Unit substantially in accordance with the specifications, requirements or instructions of the JV. In addition to and without limiting the foregoing, upon the request of GE Vernova Parent, the JV shall grant to GE Vernova Parent a perpetual, non-exclusive, non-transferrable (except for an assignment in whole), non-sublicensable (except to contractors and suppliers solely for the purpose of performing services for or on behalf of GE Vernova Parent or to make products for GE Vernova Parent substantially in accordance with designs or specifications provided by GE Vernova Parent) license to JV IP owned or exclusively licensed to the JV to make, have made, use, sell, offer to sell, import and otherwise exploit products and services solely for Carbon Capture or use in conjunction with Carbon Capture, which license shall be made available on a totality of terms that are commercially fair and reasonable, including a royalty to be negotiated in good faith in a reasonable amount that takes into consideration fair compensation to the JV for its investment in the JV IP as well as GE Vernova Parent’s potential to commercialize viable products using such JV IP, and in any event on terms that are on the whole at least as favorable to GE Vernova Parent as terms of any comparable license agreement between the JV and any Third Party. Notwithstanding anything to the contrary herein, any license granted under this Section 4.3 shall exclude jurisdictions outside the Territory as may be required by an agreement between MT and a Third Party that was entered into by MT prior to the Effective Date of this Agreement. Promptly after the Effective Date and continuing from time to time during the Term as may be required, MT shall exercise commercially reasonable efforts to modify such agreement to increase to the greatest extent possible the geographic scope of the license available to GE Vernova Parent under this Section 4.3.

4.4. Exercise of Rights Through Wholly-Owned Subsidiaries. GE Vernova Parent may exercise its rights and licenses provided in this Article 4 through its wholly-owned Subsidiaries.

ARTICLE 5 – NO OTHER LICENSES; NO UNAUTHORIZED USE

5.1. No implied rights. Each Party reserves all rights not expressly granted in this Agreement. The licenses granted hereunder shall not be construed to confer any rights upon the respective licensees by implication, estoppel or otherwise.

5.2. No licenses between MT and GE Vernova Parent. Without limiting the generality of Section 5.1, and for the avoidance of doubt, the absence from this Agreement of any licenses granted by MT or GE Vernova Parent, on the one hand, to GE Vernova Parent or MT, on the other hand, is intentional. Nothing in this Agreement shall be construed to permit or grant (i) to MT a right or license to use the GE Vernova Background A2W IP or GE Vernova Other Background IP; or (ii) to GE Vernova Parent a right or license to use the MT Background A2W IP or MT Other Background IP, in each case by virtue of the existence of the JV or otherwise.

5.3. No unauthorized use of licensed rights. No Party in its capacity as the licensee of any Intellectual Property licensed hereunder shall use or authorize the use of such licensed Intellectual Property except for the conduct of activities within the scope of such license.

ARTICLE 6 – PATENT PROSECUTION, DEFENSE, AND ENFORCEMENT

6.1. Each Party shall at its discretion and at its own cost file, prosecute, maintain, defend and enforce, or cause to be filed, prosecuted, maintained, defended and enforced, patent applications and patents owned solely by it or its applicable Subsidiary. Each Party in its capacity as a licensee shall provide reasonable cooperation to its licensor(s) as may be reasonably requested in connection with the filing, prosecution, maintenance, and enforcement of any patents or patent applications that are licensed to it; provided that the Party requesting such cooperation shall agree to reimburse the cooperating Party for any reasonable and documented costs it incurs at the requesting Party’s request.

ARTICLE 7 – CONFIDENTIALITY

7.1. No Duty to Furnish Confidential Information. Except as expressly required in this Agreement, including as necessary to effect any Intellectual Property license granted hereunder or to make required disclosures to the IP Committee, no Party shall have any obligation to furnish any Confidential Information to another Party under this Agreement.

7.2. Duty of Confidence. From the date hereof and for ten (10) years from the date of expiration or termination of this Agreement, each Party shall: (i) hold all Confidential Information of the other Party in confidence using the same care and caution it affords its own confidential information, but not less than a reasonable degree of care; (ii) use such Confidential Information only in connection with transactions contemplated by this Agreement (which includes information necessary to file for patents) or the JV Agreement (excluding Exhibit 2 thereof); (iii) reproduce such Confidential Information only to the extent necessary for its use under this Agreement or the JV Agreement; and (iv) restrict disclosure of such Confidential Information to its employees and agents who have a need to know the same and who are obligated to comply with confidentiality obligations at least as restrictive as those set forth in this Agreement. Notwithstanding anything to the contrary in the immediately preceding sentence, the nondisclosure and non-use obligations set forth in this Section 7.2 with respect to any trade secrets shall survive indefinitely for so long as the subject matter thereof remains a trade secret under applicable law; provided that the disclosing Party has identified the information as a trade secret upon such disclosure or reasonably thereafter. Each Party shall be responsible to the other for any breach or threatened breach of this Agreement by any employee or agent of such Party or any of such Party’s Affiliates.

7.3. Specific Restrictions. Without limiting the generality of Section 7.2, and for the avoidance of doubt, (i) the JV shall not disclose Confidential Information originating from GE Vernova Parent to MT, any other joint venture of which MT or an Affiliate is a member or any Third Party without GE Vernova Parent’s prior written approval; (ii) the JV shall not disclose Confidential Information originating from MT to GE Vernova Parent, any other joint venture of which GE Vernova Parent or an Affiliate is a member or any Third Party without MT’s prior written approval. Without limiting the foregoing, the JV shall (a) take commercially reasonable steps to ensure compliance with the preceding clauses (i) and (ii), which steps shall include, at a minimum, implementation of document marking and handling practices and internal controls designed to prevent the unauthorized disclosure of Confidential Information to Third Parties that are at least as protective as those used by the JV for its own Confidential Information, regardless of whether such disclosure may be the result of intentional or inadvertent conduct, and (b) take such other steps to ensure compliance with the preceding clauses (i) and (ii) as may be determined by the IP Committee in its reasonable discretion or as may be reasonably requested by GE Vernova Parent.

7.4. Required Disclosures. Notwithstanding anything to the contrary contained herein, each Party and its employees and agents shall be entitled, without liability hereunder, to disclose Confidential Information of another Party if and to the extent legally compelled to do so by any judicial or administrative body having authority to compel such disclosure. Prior to making any such disclosure, to the extent permissible under applicable law or order, the Party (or employee or agent) so compelled shall notify and cooperate with the other Party in any effort to seek an appropriate protective order or other remedy to prevent or limit public disclosure of such Confidential Information.

7.5. Disclosures in the Ordinary Course of Business. Notwithstanding anything to the contrary contained herein, the JV may in the ordinary course of business disclose the JV’s own Confidential Information to Third Parties, subject to customary confidentiality and nonuse agreements, on an “as needed” basis in furtherance of the conduct of its business; provided that, if the disclosure of the JV’s own Confidential Information may reveal Confidential Information originating with GE Vernova Parent or MT, the JV shall not make such disclosure absent prior written consent of GE Vernova Parent or MT, as the case may be (such consent not to be unreasonably delayed, withheld or conditioned). Similarly, the JV shall not include in any patent application the JV’s own Confidential Information if such disclosure may reveal Confidential Information originating with GE Vernova Parent or MT absent prior written consent of GE Vernova Parent or MT, as the case may be (such consent not to be unreasonably delayed, withheld or conditioned).

7.6. Equitable Remedies. Each Party acknowledges and agrees that, due to the proprietary and competitively sensitive nature of the Confidential Information, the disclosing Party would be irreparably harmed in the event of any breach, or threatened breach, of provisions of this Agreement, and that money damages will not constitute a sufficient remedy therefore. Accordingly, each Party agrees that in the event of any such breach or threatened breach, the disclosing Party, in addition to any other remedies it may have at law or in equity, shall be entitled to equitable relief, including injunctive relief or specific performance or both in any court of competent jurisdiction.

7.7. Third Party Materials. Each Party further acknowledges that certain information, materials or other products that may be supplied to a Party under this Agreement may be proprietary to Third Parties. In the event that this occurs, the Parties herein agree that such Third Parties may impose obligations on the receiving Party, directly or through the disclosing Party, regarding use, non-analysis, disposition, inventory tracking and record keeping regarding such materials.

7.8. Existing Confidentiality Agreements. The obligations with respect to Confidential Information under this Agreement are supplemental to any existing obligations with respect to Confidential Information or other proprietary information pursuant to (i) the non-disclosure agreement dated October 17, 2022, by and between General Electric Company, including its subsidiaries and affiliates, acting through GE Vernova Parent, and MT; (ii) Section 11.1 of the JV Agreement and (ii) the Master Services Agreement dated March 4, 2024, by and between the JV and GE Vernova Parent; provided that, in the event of any conflict between any provision of this Agreement, on the one hand, and any provision of the agreements described in the preceding clauses (i) or (ii), on the other hand, the provisions of this Agreement shall govern with respect to Confidential Information hereunder.

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES; COVENANTS; DISCLAIMER

8.1. Corporate Authority. Each Party warrants to the other that it has the power and authority to enter into this Agreement and each of MT and GE Vernova Parent warrants that, to the best of its Knowledge, its performance will not violate any duties that it owes to any Third Parties.

8.2. MT’s IP Representations. MT represents and warrants to the JV that:

(i)	it Controls the Intellectual Property listed on Schedule A as of the Effective Date;

(ii)	to the best of its Knowledge, all Intellectual Property directed to or used in Water Capture Controlled by it or any of its Affiliates as of the Effective Date (with the exception of any Affiliates identified on Schedule A as being excluded) is listed on Schedule A;

(iii)	Schedule A includes a true and complete list or description of all material rights of the U.S. government and confidentiality requirements under funding agreements, agency funding terms or applicable law regarding Intellectual Property listed thereon; and

(iv)	all registrations and applications of Intellectual Property listed on Schedule A are subsisting.

8.3. GE Vernova Parent’s IP Representations. GE Vernova Parent represents and warrants to the JV that:

(i)	it Controls the Intellectual Property listed on Schedule B as of the Effective Date;

(ii)	all Intellectual Property directed to or used in Water Capture that was first conceived or reduced to practice at the GE Vernova Advanced Research Center is listed on Schedule B;

(iii)	to the best of its Knowledge, all Intellectual Property directed to or used in Water Capture (to the extent GE Vernova Parent has Knowledge of such Intellectual Property’s utility for Water Capture) Controlled by it or any of its wholly-owned Subsidiaries as of the Effective Date is listed on Schedule B;

(iv)	Schedule B includes a true and complete list or description of all material rights of the U.S. government and confidentiality requirements under funding agreements, agency funding terms or applicable law regarding Intellectual Property listed thereon;

(v)	all registrations and applications of Intellectual Property listed on Schedule B are subsisting; and

(vi)	with respect to all Intellectual Property Controlled by any of its Subsidiaries that is purportedly granted or agreed to be granted by it hereunder, it has the authority to grant, on behalf of itself or the applicable Subsidiary, any and all licenses of such Intellectual Property as if such Intellectual Property were Controlled directly by it.

8.4. GE Vernova Parent IP Covenant. GE Vernova Parent shall not intentionally or knowingly seek to develop any Intellectual Property during the Term that is directed to, or designed or intended for use in, Water Capture (including associated components that are designed for, or intended for use in, Water Capture) that is not Controlled by GE Vernova Parent, and shall otherwise not assign such Intellectual Property in a manner that such Intellectual Property is no longer deemed GE Vernova Background A2W IP. This provision shall not apply to Dual Field IP that was developed by GE Vernova Parent or its wholly-owned Subsidiary incidentally in the course of development activities directed to Carbon Capture or the field of capture from air of pollutants or contaminants.

8.5. Disclaimer of Warranties. ALL INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION PROVIDED BY ONE PARTY TO ANOTHER PARTY HEREUNDER IS PROVIDED ON AN “AS IS” BASIS, WITH ALL FAULTS AND DEFECTS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE OR THOSE ARISING FROM CUSTOM OF TRADE OR COURSE OF DEALINGS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY ANY PARTY AS TO THE VALIDITY OF PATENTS LICENSED BY SUCH PARTY TO ANOTHER PARTY, OR THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION.

ARTICLE 9 – REVIEW AND SUPPLEMENTATION OF SCHEDULES

9.1. Omitted MT Background A2W IP. In the event that, at any time during the Term, MT has Knowledge of the existence of (i) MT Background A2W IP Controlled by MT as of the Effective Date that was omitted from Schedule A or (ii) IP that becomes MT Background A2W IP after the Effective Date, whether such IP existed as of the Effective Date or is conceived, developed or created thereafter, then MT shall disclose such MT Background A2W IP to the IP Committee promptly upon obtaining such Knowledge, and in any event prior to the next regularly scheduled meeting of the IP Committee. As part of such disclosure to the IP Committee, MT shall include any applicable confidentiality requirements or use restrictions pertaining to such MT Background A2W IP and indicate whether, to the Knowledge of MT, the disclosed MT Background A2W IP has any material application to Carbon Capture.

9.2. Omitted GE Vernova Background A2W IP. In the event that, at any time during the Term, GE Vernova Parent has Knowledge of the existence of (i) GE Vernova Background A2W IP Controlled by GE Vernova Parent as of the Effective Date that was omitted from Schedule B or (ii) IP that becomes Background GE Vernova A2W IP after the Effective Date, whether such IP existed as of the Effective Date or is conceived, developed or created thereafter, then GE Vernova Parent shall disclose such GE Vernova Background A2W IP to the IP Committee promptly upon obtaining such Knowledge, and in any event prior to the next regularly scheduled meeting of the IP Committee. As part of such disclosure to the IP Committee, GE Vernova Parent shall include any applicable confidentiality requirements or use restrictions pertaining to such GE Vernova Background A2W IP. To the extent that any GE Vernova Background A2W IP added to Schedule B pursuant to Section 9.4 is not Controlled by GE Vernova Parent to the full extent necessary to effect the license granted to the JV pursuant to Section 2.1 or to otherwise secure all rights that are the subject of such license directly for the JV’s benefit, GE Vernova Parent shall use commercially reasonable efforts to obtain sufficient rights to grant such license; provided that such efforts do not require GE Vernova Parent to pay money or incur obligations (other than to comply with customary royalty-free license terms) to any Third Party.

9.3. IP Committee. The IP Committee shall meet from time to time, and, in any event, at least every six (6) months, throughout the Term to review and recommend additions to Schedule A and Schedule B. The IP Committee shall create and maintain for the duration of the Term a record of all disclosures by MT or Verona pursuant to Section 9.1 or Section 9.2 and, no later than one (1) business day following the date of the first regularly scheduled meeting of the IP Committee occurring after such disclosure, shall provide notice to the Parties of its recommendation to amend this Agreement to add such GE Vernova Background A2W IP or MT Background A2W IP to Schedule A or Schedule B, as applicable. If the IP Committee fails to reach consensus on whether to recommend any such amendment, it shall provide prompt notice to the Parties of such failure and either Party may submit the matter for resolution by arbitration conducted under the JAMS Streamlined Arbitration Rules and Provisions, including specifically Rule 28 (Final Offer (or Baseball) Arbitration Option) thereof. The JV shall use commercially reasonable efforts to ensure that any member of the IP Committee having a conflict of interest with regard to any matter before it will be recused from meetings, discussions or access to confidential information regarding the conflicted matter, and any required activity of the IP Committee hereunder with respect to such conflicted matter shall be deemed to refer to the IP Committee without the participation of such recused member; provided that the Party for which such recused member is a representative may, at its option, replace such recused member with another representative that is reasonably acceptable to the other Party.

9.4. Amendment to Schedules. No later than two (2) business days following receipt of any recommendation from the IP Committee to amend this Agreement pursuant to Section 9.3, the Parties shall execute a written amendment effecting the recommended addition(s) to Schedule A or Schedule B, as applicable.

9.5. Remediation of Infringing Intellectual Property. In the event of a material and substantiated claim by a Third Party that Intellectual Property contributed to the JV by MT or GE Vernova Parent, or any Subsidiary of GE Vernova Parent, as applicable, under this Agreement, or the JV’s use thereof, infringes, misappropriates or otherwise violates any Third Party’s Intellectual Property as contributed without modification by the JV (excluding any use in combination with Intellectual Property not contributed by MT or GE Vernova Parent, or any Subsidiary of GE Vernova Parent, as applicable, to the extent that but for such combination, such claim would not be a material and substantiated claim), the contributing Party shall use commercially reasonable efforts to (i) obtain the right for the JV to use the contributed Intellectual Property as contemplated by this Agreement or (ii) modify or replace the contributed Intellectual Property with Intellectual Property capable of being used as contemplated by this Agreement without infringing, misappropriating or otherwise violating any Third Party rights; provided that, in each case, such efforts shall not require the contributing party to pay money or incur obligations (other than to comply with customary royalty-free licensing terms) to any Third Party.

ARTICLE 10 – INDEMNIFICATION; LIMITATION OF LIABILITY

10.1. Each of MT and GE Vernova Parent shall indemnify, defend (at the JV’s option) at its own cost and expense and hold the JV and each of its officers, directors, employees and agents harmless from and against any Third Party claims, suits, proceedings, judgments, liability, damages, settlements, demands, fines or expenses whether fixed or contingent, and whether or not adjudicated (each, a “Claim”), arising out of MT’s or GE Vernova Parent’s, as applicable, gross negligence, recklessness, willful misconduct or fraud. The JV shall provide MT or GE Vernova Parent, as applicable, prompt written notice of any Claim; provided, however, that failure to provide such notice will not relieve MT or GE Vernova Parent of its indemnification and defense obligations hereunder except to the extent MT or GE Vernova Parent has suffered actual material prejudice as a result of failing to receive prompt notice of the Claim. The JV shall provide MT or GE Vernova Parent, as applicable, with assistance and information reasonably necessary to carry out MT’s or GE Vernova Parent’s obligations under this Section 10.1. MT or GE Vernova Parent, as applicable, shall reimburse the JV its reasonable out-of-pocket expenses as they are incurred in providing such assistance. The JV shall have the right, at its option, to participate in the settlement or defense of any Claim, with its own counsel and at its own expense. MT and GE Vernova Parent shall not settle any Claim that results in the JV’s liability or obligation without the JV’s prior written consent.

10.2. The JV shall indemnify, defend (at the indemnitee’s option) at its own cost and expense and hold MT and GE Vernova Parent each of their respective officers, directors, employees and agents harmless from and against any Third Party Claim arising from or related to the JV’s gross negligence, recklessness, willful misconduct or fraud, in each case, except for any Claim for which MT or GE Vernova Parent, as applicable, has indemnification and defense obligations pursuant to Section 10.1. MT or GE Vernova Parent, as applicable, shall provide the JV prompt written notice of any Claim; provided, however, that failure to provide such notice will not relieve the JV of its indemnification and defense obligations hereunder except to the extent the JV has suffered actual material prejudice as a result of failing to receive prompt notice of the Claim. MT or GE Vernova Parent, as applicable, shall provide the JV with assistance and information reasonably necessary to carry out the JV’s obligations under this Section 10.2. The JV shall reimburse MT or GE Vernova Parent, as applicable, their reasonable out-of-pocket expenses as they are incurred in providing such assistance. MT or GE Vernova Parent, as applicable, shall have the right, at its option, to participate in the settlement or defense of any Claim, with its own counsel and at its own expense. The JV shall not settle any Claim that results in MT’s or GE Vernova Parent’s liability or obligation without MT’s or GE Vernova Parent’s prior written consent, as applicable.

10.3. EXCEPT FOR ANY DAMAGES RESULTING FROM (i) A PARTY’S INDEMNIFICATION AND DEFENSE OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2, (ii) A PARTY’S MATERIAL BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR (iii) LIABILITY AND DAMAGES ARISING OUT OF A PARTY’S GROSS NEGLIGENCE, RECKLESSNESS, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL ONE PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOSS OF PROFITS OR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE RESEARCH, DEVELOPMENT, MANUFACTURE OR SALE OF ANY PRODUCTS OR SERVICES, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 11 – TERM AND TERMINATION

11.1. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall remain in effect until termination of the JV Agreement other than pursuant to Section 11.14(a)(i) of the JV Agreement. Notwithstanding anything to the contrary in this Agreement, except as provided below in this Section 11.1, each of the licenses granted in Section 2.1 and Section 3.1 shall immediately terminate if, for two consecutive fiscal quarters, MT has failed to make the Capital Contributions (as defined in the JV Agreement) required by Section 5.01(b) of the JV Agreement with respect to any upcoming three-fiscal quarter period, provided, however, that (i) if the aggregate amount of Capital Contributions contributed by MT as of such time is equal to or greater than thirty million dollars ($30,000,000), but less than one hundred million dollars ($100,000,000), in excess of the of Capital Contributions contributed by GE Ventures LLC as of such time, then such licenses shall not terminate but shall instead become royalty bearing on terms to be negotiated as provided in the last sentence of this Section 11.1; and (ii) if the aggregate amount of Capital Contributions contributed by MT as of such time is equal to or greater than one hundred million dollars ($100,000,000) in excess of the of Capital Contributions contributed by GE Ventures LLC as of such time, such licenses shall survive and remain royalty free. If the licenses become royalty bearing under clause (i) of the preceding sentence, the royalty rate shall be negotiated in good faith in a reasonable amount that takes into consideration fair compensation to the licensor for its investment in such licensed Intellectual Property, as well as the JV’s potential to commercialize viable products using such licensed Intellectual Property, and in any event on terms that are on the whole at least as favorable to the JV as terms of any comparable license agreement between the licensor and any Third Party. In the event of any conflict between this Section 11.1 and Section 11.14 of the JV Agreement, Section 11.14 of the JV Agreement shall govern.

11.2. Termination for Substantial Cessation of Licensed Activities. Either of MT or GE Vernova Parent may terminate this Agreement as to its rights and obligations with respect to the JV upon sixty (60) days written notice to the JV in the event of the JV’s discontinuation of activities in the Field of Use.

11.3. Termination for Breach. In the event that a Party is in material breach of any term or condition of this Agreement, then each of the other Parties, in addition to any other remedies it may have at law or equity, shall have the right to terminate this Agreement as to itself upon sixty (60) days written notice to the breaching Party, unless, within such sixty (60) day period, the breaching Party remedies the condition(s) giving rise to the Party’s termination right under this Section 11.3.

11.4. Termination for Insolvency. In the event that a Party is adjudged bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or a trustee in bankruptcy, then each of the other Parties, in addition to any other remedies it may have at law or in equity, shall have the right to terminate this Agreement as to itself immediately upon notice to the insolvent Party.

11.5. Results of Termination (generally). Except as otherwise set forth in Section 11.14 of the JV Agreement, upon termination of this Agreement (i) each Party will return to the other Party all Confidential Information supplied to the Party, or destroy such information, and shall certify to the other Party that all Confidential Information has been either returned or destroyed; and (ii) all license rights granted to the JV hereunder shall immediately terminate, and the JV shall not thereafter make any use of the Intellectual Property licensed to it hereunder. In the event of any conflict between this Section 11.5 and Section 11.14 of the JV Agreement, Section 11.14 of the JV Agreement shall govern.

11.6. Survival. Article 1, Article 7 (for such period beyond termination as stated therein, as applicable), Section 8.5, Section 9.5 (solely with respect to remediation obligations for claims arising prior to termination), Section 10.1 (solely with respect to indemnity obligations for claims arising prior to termination), Section 10.2 (solely with respect to indemnity obligations for claims arising prior to termination), Section 10.3, Section 11.5 and Article 13 shall survive any termination of this Agreement.

ARTICLE 12 – COMPLIANCE WITH LAW; EXPORT RESTRICTIONS

12.1. Export Restrictions. The JV shall comply fully with all relevant export laws and regulations of the United States (the “Export Laws”) to assure that Intellectual Property and Confidential Information licensed or provided to it hereunder will not be exported or used, directly or indirectly, in violation of Export Laws. Without limiting the foregoing, the JV shall not export or re-export such Intellectual Property or Confidential Information: (i) to any country to which the United States has embargoed or restricted the export of goods and services or to any national of any such country, wherever located, who intends to transmit or transport such information to such country; (ii) to any Third Party who the JV knows or has a reason to know will utilize such information for development or production of nuclear, radiological, chemical, or biological weapons; or (iii) to any Third Party who has been prohibited from participating in any United States export transactions by any agency or department of the United States government.

12.2. Export Licenses. It is understood that each Party is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by a Party in its capacity as a licensee of Intellectual Property or recipient of Confidential Information that it shall not export data or commodities to certain foreign countries without prior approval of such agency. No Party represents that a license shall not be required or that, if required, it shall be issued.

12.3. Compliance with laws. Each Party shall in all respects conduct its activities under this Agreement in full compliance with all applicable laws and regulations, and shall use all reasonable means to cause its sublicensees hereunder to conduct their activities in full compliance with all applicable laws and regulations.

12.4. Domestic manufacture. The JV shall, to the extent required by law, regulation, executive order, or terms and conditions of agreements between either MT or GE Vernova Parent, on the one hand, and the U.S. government, on the other hand, substantially or entirely manufacture in the United States any product covered by Intellectual Property licensed to it by MT or GE Vernova Parent, as applicable.

12.5. Marking. The JV shall ensure that the IP Committee confers and agrees upon practices with respect to marking, and causing its sublicensees to mark, any products covered by patents within the Intellectual Property licensed to the JV by MT or GE Vernova Parent in order to mitigate the potential for loss or reduction of enforcement rights by MT or GE Vernova Parent associated with any failure to so mark; provided that MT or GE Vernova Parent, as applicable, has provided the JV with reasonable notice in writing of any Intellectual Property licensed to the JV that is subject to such marking requirements.

ARTICLE 13 – MISCELLANEOUS

13.1. Each of the following sections of the JV Agreement are hereby incorporated into this Agreement by reference, mutatis mutandis: Section 11.01 (Notices), Section 11.02 (Failure or Indulgence Not Waiver; Remedies Cumulative), Section 11.03 (Parties in Interest), Section 11.04 (Headings), Section 11.05 (Severability), Section 11.06 (Counterparts), Section 11.07 (Entire Agreement; No Third-Party Beneficiaries), Section 11.08 (Governing Law; Waiver of Jury Trial), Section 11.09 (Jurisdiction and Venue), Section 11.10 (Specific Performance), Section 11.12 (Amendments), Section 11.13 (Absence of Presumption) and Section 12.06 (Assignment).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

Montana Technologies LLC

by:
/s/ Matt Jore
Name:	Matt Jore
Title:	Chief Executive Officer

[Signature Page to Intellectual Property Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

Montana Technologies LLC

by:

Name:
Title:	Authorized Signatory

GE VERNOVA LLC

by:
/s/ Robert Giglietti
Name:	Robert Giglietti
Title:	President

AIRJOULE, LLC

by:

Name:
Title:	Authorized Signatory

[Signature Page to IP Agreement]

AIRJOULE, LLC

by:
/s/ Matt Jore
Name:	Matt Jore
Title:	Authorized Signatory

[Signature Page to Intellectual Property Agreement]

SCHEDULE A

MT Background A2W IP

Patents

Title	Effective/Actual Filing Date	Patent/Publication/ Serial Number	Assignee
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	2023/056400 PCT/US2022/077316	Montana Technologies LLC
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	Taiwan 111137211	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	PCT/US2022/081134	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	Taiwan 111147076	Montana Technologies LLC

Method and System for Dehumidification and Atmospheric Water Extraction with Minimal Energy Consumption*

Relevant 27 countries:

USA, Canada, Mexico, EP (after completion of the EP prosecution will validate in Germany, United Kingdom, France, Italy, Spain, Netherlands, Switzerland, Poland, Sweden, Turkey), Israel, Egypt, Nigeria, South Africa, Algeria, Morocco, Kenya, Brazil, Columbia, Chile, Peru, Ecuador, Australia, New Zealand

	August 14, 2020	US 16/993,699 PCT/US2020/058005	Battelle Memorial Institute

* List of all 40 countries to which Battelle Memorial Institute will pursue Patent Applications US 16/993,699 and PCT/US 20/58005 for which commercialization will be split between CAMT Climate Solutions LLC and the MTGE Joint Ventures:

USA, Taiwan, China, Hong Kong through China (at the appropriate time), India, Japan, South Korea, Indonesia, Singapore, Philippines, Malaysia, Hong Kong, Saudi Arabia, UAE, Israel, EP (after completion of the EP prosecution will validate in Germany, United Kingdom, France, Italy, Spain, Netherlands, Switzerland, Poland, Sweden, Turkey, Canada, Mexico, Egypt, Nigeria, South Africa, Algeria, Morocco, Kenya, Brazil, Columbia, Chile, Peru, Ecuador, Australia, New Zealand

List of the territory exclusive to CAMT Climate Solutions LLC:

“Asia” means the following countries: Afghanistan, Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, Federated States of Micronesia, Fiji, Georgia, India, Indonesia, Iraq, Japan, Kazakhstan, Kiribati, Kuwait, Kyrgyzstan, Laos, Lebanon, Malaysia, Maldives, Marshall Islands, Mongolia, Myanmar, Nauru, Nepal, Oman, Pakistan, Palau, Papua New Guinea, People’s Republic of China (including Taiwan, the Macao Special Administrative Regions, and Hong Kong), Philippines, Qatar, Republic of Korea, Russia, Saudi Arabia, Singapore, Solomon Islands, Sri Lanka, Tajikistan, Thailand, Tonga, Tuvalu, Turkmenistan, United Arab Emirates, Uzbekistan, Vietnam, Western Samoa and Yemen.

“Europe” means the European Union, the European Economic Area, their respective member states, Albania, Bailiwick of Jersey, Bailiwick of Guernsey, Belarus, Bosnia and Herzegovina, British Overseas Territory on the Isle of Cyprus, Faroe Islands, Gibraltar, Greenland, Kosovo, Principality of Andorra, Montenegro, Moldova, Principality of Monaco, Republic of North Macedonia, San Marino, Serbia, the Sovereign Base Areas of Akrotiri and Dhekelia, Vatican City State, Ukraine inclusive of Crimea, Switzerland, Turkey and the United Kingdom.

Trademarks

Mark	Country	Application Date	Application Number	Class #
AIRJOULE	United States	August 10, 2023	98/126516	7, 11 & 42
AIRJOULE	China [CNIPA]	September 8, 2023	73970685	7
AIRJOULE	China [CNIPA]	September 8, 2023	73978511	11
AIRJOULE	China [CNIPA]	September 8, 2023	73967166	42
AIRJOULE	United Kingdom	August 10, 2023	00003946156	7, 11 & 42
AIRJOULE	EU	October 16, 2023	018914435	7, 11 & 42
AIRWELL	United States	August 10, 2023	98/126519	11 & 42

SCHEDULE B

GE Vernova Parent Background A2W IP

For the following Schedule B, General Electric Company will retain a non-exclusive license:

Title	Status	Assignee	Country No.	1st filing	Government No.
Water Recovery System Including Integrated Contactor with Thermally-Enhanced Recovery	No longer Confidential – Granted in US; pending family members CN, EP, JP, US	GE Infrastructure Technology LLC[1] (602839)	US11739506	5 FEB 21	DARPA (HR0011-21-C-0020)
System and Method for Fluid Capture Using a Cross-Linked Binder	Confidential - Filed in US; pending family member in PCT	GE Infrastructure Technology LLC (604682) University of California Berkeley characterized (physically tested) GE material and may depending on the claims that become allowed, assert joint inventorship and ownership.	US17/932,158	14 SEP 22	DARPA (HR001-21-C-0020) & DOE (DE-FE0031956) –seeking DOE approval for the transfer of DOE patent waiver due to assignment change to GE Infrastructure Technology LLC
Artificial Intelligence-Guided Molecular Screening for Coordination Framework Compounds	Confidential - Filed as US Provisional and PCT	GE Infrastructure Technology LLC, University of California Berkeley, and University of Chicago (607906)	US63/488,307; PCT/US2024/010097	3 MAR 23 3 JAN 24	DARPA (HR0011-21-C-0020)
System and Method for Fluid Capture Using a Silicon-Containing Cross-Linked Binder	Confidential - Filed as PCT	When assignment filed, will be GE Infrastructure Tech LLC. (608888)	PCT/US2023/034132	29 SEP 23	NA
A method to capture water, CO2, or other species from an air flow using minimal energy	Confidential – Rated to File	None. When filed, to be GE Infrastructure Tech LLC (700530)			DARPA (HR0011-21-C-0020
System and Method for Fluid Capture	Confidential – Filed as PCT	GE Infrastructure Tech LLC (609417)	PCT/US2023/082739	6 DEC 23	NA
Multi-bed vacuum bed sorption system for atmospheric water extraction	Confidential – Rated to File	None. When filed, will be GE Infrastructure Tech LLC and University of South Alabama(700750)			DARPA (HR0011-21-C-0020
Dual working fluid including refrigerant sorbent-based system for atmospheric water extraction	Confidential – Rated to File	None. When filed, will be GE Infrastructure Tech LLC and University of South Alabama(700751)			DARPA (HR0011-21-C-0020
Condenser recuperation for sorbent-based system of atmospheric water extraction	Confidential – Rated to File	None. When filed, will be GE Infrastructure Tech LLC (700770)			DARPA (HR0011-21-C-0020

[1]	All reference to the assignee for ex-US rights shall be to General Electric Technology GmbH.

Background know-how: GE funding was used for all; italics indicate at least some other entity involvement as generally aligned with above patent list:

1.	Sorbent & Enabling Chemistries – Government and University

a.	Raw material and Sorbent Precursor Chemistry (e.g., design, synthesis and/or procurement)

b.	Synthetic – synthesize linkers and sorbent materials, including advanced sorbents with high capacity and rapid sorption kinetics

c.	Small- and Medium-scale chemical processes – synthesis, purification and isolation techniques and infrastructure to fabricate and begin scaling of novel chemistry compositions up to ~1 kilogram

d.	Chemistry/Sorbent Scale-up and supply chain establishment – materials scale-up and commercialization expertise and experience

2.	Data Analytics and Machine Learning capabilities to aid in sorbent design, property understanding and performance improvement – Government and University

3.	Coating: formulation-process-performance fundamentals and medium scale-up capability– Government

a.	Sorbent-binder formulation development that yield robust, adherent, high performance films

b.	Coating process and method development (e.g., flow coating, dip coating, spray coating)

c.	Process engineering & coating infrastructure to evaluate and optimize operational capability

d.	Formulation and film testing (e.g., viscosity, particle size distribution, adhesion, kinetics, capacity)

4.	Characterization & Testing Capabilities – Structure-process-performance fundamentals -– Government

a.	Analytical capabilities to characterize sorbents, films and composite components through chemical (NMR, IR, elemental analysis), structural, thermal, morphological, thermomechanical, imaging (e.g., SEM)

b.	Sorption analyses from sorbent to flat sorbent-binder film coupons to representative sorbent-coated contactor articles (dynamic vapor sorption, breakthrough analysis, cycling)

c.	Accelerated aging and lifetime performance modeling and experimentation

5.	Sorption Processes Engineering and Modeling – Government and University

a.	Component and system simulations and experimental validation, including mass transfer resistances/kinetics, thermodynamics and computation fluid dynamics;

b.	Mass-energy balances with steady state and transient modeling (ASPEN ADSIM, COMSOL, Simscape, etc.)

c.	Fundamental sorption phenomena (adsorption, desorption; isotherms/isobars)

6.	Component and System Design, Fabrication & Integration - Government and University

a.	Modeling-directed design (e.g., P&ID, PFD & CAD) and fabrication of components (e.g., heat exchanger) and integrated systems

b.	Thermal management to ensure maximum heat recovery

c.	Engineering design, fabrication and prototyping of integrated fluidic systems, including heat exchangers, turbines, and compressors

----------------DARPA and DOE term information is provided on the following pages-------------

DARPA

Dissemination clause in original contract from Attachment 1A

PUBLIC RELEASE OR DISSEMINATION OF INFORMATION

(a) At this time, DARPA expects the work performed under this contract will NOT be fundamental research…, and it is, therefore, subject to the following publication restrictions:

There shall be no dissemination or publication, except within and between the Contractor and any subcontractors, of information developed under this contract or contained in the reports to be furnished pursuant to this contract without prior written approval, which will be communicated to the Contractor by email through the DARPA Public Release Center (PRC) at PRC@darpa.mil. All technical reports will be given proper review by appropriate authority to determine which Distribution Statement is to be applied prior to the initial distribution of these reports by the Contractor. These restrictions must be flowed down to all subcontractors. Any publications shall incorporate an Acknowledgement of Support and Disclaimer in accordance with DFARs 252.235-7010. Sponsored by: Defense Advanced Research Projects Agency, Biological Technologies Office (BTO).

(b) When submitting material for written approval for open publication as described in subparagraph (a) above, the Contractor must submit a request for public release request to the PRC and include the following information: 1) Document Information: document title, document author, short plain-language description of technology discussed in the material (approx. 30 words), number of pages (or minutes of video) and document type (briefing, report, abstract, article, or paper); 2) Event Information: event type (conference, principle investigator meeting, article or paper), event date, desired date for DARPA’s approval; 3) DARPA Sponsor: DARPA Program Manager, DARPA office, and contract number; and 4) Contractor’s Information: POC name, e-mail and phone. Allow four weeks for processing; due dates under four weeks require a justification. Unusual electronic file formats may require additional processing time. Requests can be sent either via e-mail to PRC@darpa.mil or via hard copy to 675 North Randolph Street, Arlington VA 22203-2114, telephone (571) 218-4235. Refer to http://www.darpa.mil/work-with-us/contract-management/publicrelease for information about DARPA’s public release process.

Related SOW clauses

Informatics and Data Sharing - Sharing of data and methods for information processing is a material requirement of the Contract. The Contractor shall support data sharing including sharing of raw and processed experimental data, processing methods used, algorithms used to process the data, artifact information, research reports, and software including source code and executables. Experimental data should be accompanied with sufficient meta-data to capture laboratory conditions, equipment, supplies/reagents, procedures and methodologies. The Contractor shall deliver experimental data collected in this effort to DARPA in a form agreed upon by the PM, upon request by the PM, at a date agreed upon by the PM and PI as documented in email and subsequent Monthly Technical Status Reports.

In accordance with Attachment 1A, Public Release or Dissemination of Information, the work performed by GE Research under this contract is subject to publication restrictions and public release of reports and papers shall be in accordance with the requirements of the contract. However, as acknowledged in paragraph 7 of Attachment 1A, Public Release or Dissemination of Information, at this time DARPA expects that the work being performed by the university subcontractors is considered to be fundamental research and not subject to the requirements of Attachment 1A, paragraph 7, Public Release or Dissemination of Information. In accordance with DFARS 252.235-7010, papers and articles published as a result of DARPA sponsored research shall include a statement reflecting the sponsorship. In addition, a bibliography of the titles and authors of all such papers are to be included in the Final Contract R&D Report. The cover or title page of each of the above reports or publications prepared will have the following citation:

Sponsored by: Defense Advanced Research Projects Agency

Biological Technologies Office (BTO) Program: Atmospheric Water Extraction (AWE)

Issued by DARPA/CMO under Contract No. HR0011-21-C-0020

DARPA IP Clauses that were listed as applicable (with links added)

52.227-1 Alt I Authorization And Consent (JUN 2020) - Alternate I APR 1984

52.227-1 Authorization and Consent. | Acquisition.GOV

52.227-2 Notice And Assistance Regarding Patent And Copyright Infringement JUN 2020

52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement. | Acquisition.GOV

252.227-7013 Rights in Technical Data--Noncommercial Items FEB 2014

252.227-7013 Rights in Technical Data—Other Than Commercial Products and Commercial Services. | Acquisition.GOV

252.227-7014 Rights in Noncommercial Computer Software and Noncommercial Computer Software Documentation FEB 2014

252.227-7014 Rights in Other Than Commercial Computer Software and Other Than Commercial Computer Software Documentation. | Acquisition.GOV

252.227-7016 Rights in Bid or Proposal Information JAN 2011

252.227-7016 Rights in Bid or Proposal Information. | Acquisition.GOV

252.227-7019 Validation of Asserted Restrictions--Computer Software SEP 2016

252.227-7019 Validation of Asserted Restrictions—Computer Software. | Acquisition.GOV

252.227-7025 Limitations on the Use or Disclosure of Government-Furnished Information Marked with Restrictive Legends MAY 2013

252.227-7025 Limitations on the Use or Disclosure of Government-Furnished Information Marked with Restrictive Legends. | Acquisition.GOV

252.227-7027 Deferred Ordering Of Technical Data Or Computer Software APR 1988

252.227-7027 Deferred Ordering of Technical Data or Computer Software. | Acquisition.GOV

252.227-7030 Technical Data--Withholding Of Payment MAR 2000

252.227-7030 Technical Data—Withholding of Payment. | Acquisition.GOV

252.227-7037 Validation of Restrictive Markings on Technical Data SEP 2016

252.227-7037 Validation of Restrictive Markings on Technical Data. | Acquisition.GOV

252.227-7038 Patent Rights--Ownership by the Contractor (Large Business) JUN 2012

252.227-7038 Patent Rights—Ownership by the Contractor (Large Business). | Acquisition.GOV

DOE

ATTACHMENT 1

Intellectual Property Provisions (CDLB-115)(with Class Patent Waiver)

Cooperative Agreement - Special Data Statute

Research, Development, or Demonstration

Domestic Large Business

01.	FAR 52.227-1	Authorization and Consent (DEC 2007) Alternate I (APR 1984)
02.	FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)
03.	2 CFR 910 Appendix A of Subpart D	Rights in Data – Programs Covered under Special Data Statutes Protected Data
04.	W(C) 2015-002 Class Patent Waiver	Patent Rights – Waiver

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

1. FAR 52.227-1 Authorization and Consent (DEC 2007) Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor shall include the substance of this clause, including this paragraph (b), in all subcontracts that are expected to exceed the simplified acquisition threshold. However, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in the Contractor's possession pertaining to such claim or suit. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor shall include the substance of this clause, including this paragraph (c), in all subcontracts that are expected to exceed the simplified acquisition threshold.

(End of clause)

03. 2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means

(i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to—

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in paragraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in paragraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in paragraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient—

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

Protected Rights Notice

These protected data were produced under agreement no. DE-FE0031956 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until five (5) years after the date the data were first produced, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's Fossil Energy program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

Unlimited Rights Data

●	State point test data of MOF and MOF-binder composite collected during lab-scale system evaluation under direct air capture process conditions (e.g., heat of adsorption, packing density, dynamic capture capacity, equilibrium adsorption/desorption loading, and CO2 adsorption/desorption kinetics)

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in paragraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

Protected Data

The following is a listing of data anticipated to be generated under this award that the Recipient expects will qualify as “Protected Data,” as that term is defined in the “Rights in Data--Programs Covered Under Special Data Statutes” clause in this award. Incorporating this listing of data into this agreement does not constitute a guarantee by the Government that the data will in fact qualify for this designation.

●	Data (e.g., novel compositions of matter, composite morphologies, process fundamentals, detailed design practices, and analysis techniques) collected in the fabrication, assembly and testing of the AIR2CO2 components (e.g., MOF and MOF-binder composite), subsystems and systems.

If a patent is issued by the United States Patent and Trademark Office or the patent office of any foreign country based on any information asserted to be Protected Data, the Government will no longer treat any data contained in such issued patent as Protected Data. In addition, if any information asserted to be Protected Data results in or becomes a Subject Invention, as that term is defined in the patent rights clause of this agreement, the Government will only treat such data as Protected Data until the Recipient has filed its initial patent application.

04. FAR 52.227-12 Patent Rights - Waiver (JUL 1996), as modified by 10 C.F.R. 784, DOE Patent Waiver Regulations

(a) Definitions.

As used in this clause:

Background patent means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(i) Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(ii) Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

Contract means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

DOE patent waiver regulations means the Department of Energy patent waiver regulations at 10 CFR Part 784.

Invention as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

Patent Counsel means the Department of Energy Patent Counsel assisting the procuring activity.

Practical application means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Secretary means the Secretary of Energy.

Small business firm means a small business concern as defined at Section 2 of the Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

Subject invention means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act (7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(b) Allocation of principal rights.

Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 202 and 203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent applications by Contractor.

(1) The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor. The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the inventors and the contract under which the invention was made. It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

(2) The Contractor shall elect in writing whether or not to retain title to any such invention by notifying the Patent Counsel at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the Agency to a date that is no more than 60 days prior to the end of the statutory period. The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3) The Contractor shall file its United States patent application on an elected invention within 1 year after election, but not later than at least 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where foreign filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Government's interest.

(d) Conditions when the Government may obtain title notwithstanding an existing waiver.

The Contractor shall assign and hereby assigns to DOE, upon written request from DOE, title to any subject invention--

(1) If the Contractor elects not to retain title to a subject invention;

(2) If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) of this clause (provided that DOE may only request title within 60 days after learning of the Contractor's failure to report or elect within the specified times);

(3) In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country;

(4) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention;

(5) If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause; or

(6) Upon a breach of paragraph (h) or paragraph (t) of this clause.

(e) Minimum rights to Contractor when the Government retains title.

(1) The Contractor shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within the times specified in paragraph (c) of this clause or breaches paragraph (h) or (t). The Contractor's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

(2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations. This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Contractor action to protect the Government's interest.

(1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and

(ii) convey title to DOE when requested under paragraphs (d) and (n)(2) of this clause, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by paragraph (c)(1) of this clause. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Contractor shall notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: "This invention was made with Government support under (identify the contract) awarded by DOE. The Government has certain rights in this invention."

(5) The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Patent Counsel a description of such procedures for evaluation and for determination as to their effectiveness.

(6) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government; to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government; and to provide for such refund in any instrument transferring rights in the invention to any party.

(7) The Contractor shall furnish the Patent Counsel the following:

(i) Interim reports every 12 months (or such longer period as may be specified by the Patent Counsel) from the date of the contract, listing subject inventions during that period and certifying that all subject inventions have been disclosed or that there are no such inventions.

(ii) A final report, within 3 months after completion of the contracted work, listing all subject inventions or certifying that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(8) The Contractor shall promptly notify the Patent Counsel in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Patent Counsel, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9) The Contractor shall provide, upon request, the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(10) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g) Subcontracts.

(1) Unless otherwise directed by the Contracting Officer, the Contractor shall include the clause at 48 CFR 952.227-11, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2) The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(3) In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(4) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contracting Officer shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(h) Reporting on utilization of subject inventions.

(1) The Contractor agrees to submit annual reports on the utilization of each subject invention or on efforts at obtaining such utilization that are being made by the Contractor and any of its licensees or assignees including compliance with paragraph (t) of this clause. Each report shall include information regarding the status of development, date of first commercial sale or use, products that embody or are made through the use of the waived invention, manufacturing locations of such products and such other data and information as DOE may reasonably specify. The report shall further include a certification from the Contractor that the Contractor, including its licensees, is in compliance with the requirements of this clause.

(2) The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by DOE in accordance with paragraph (j) of this clause.

(3) To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, DOE agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i) Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 48 CFR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that--

(1) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4) Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents [reserved]

(l) Communications.

All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m) Other inventions.

Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention, except with respect to Background Patents, above.

(n) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether--

(i)	Any such inventions are subject inventions;

(ii)	The Contractor has established and maintains the procedures required by paragraphs (f)(2) and (f)(5) of this clause; and

(iii)	The Contractor and its inventor have complied with the procedures.

(2) If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by paragraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with paragraphs (d)(2) and (d)(3) of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor's fault or negligence, the Contracting Officer shall not request title.

(3) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(4) Any examination of records under this paragraph shall be conducted in such a manner as to protect the confidentiality of the information involved.

(o) Withholding of payment.

NOTE: This paragraph does not apply to subcontracts or grants.

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government's interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to--

(i) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph (f)(5) of this clause;

(ii) Disclose any subject invention pursuant to paragraph (c)(1) of this clause;

(iii) Deliver acceptable interim reports pursuant to paragraph (f)(7)(I) of this clause;

(iv) Provide the information regarding subcontracts pursuant to paragraph (f)(6) of this clause; or

(v) Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (f)(7)(ii) of this clause, and all past due confirmatory instruments, and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. If the maximum amount authorized above is already being withheld under other provisions of the contract, no additional amount shall be withheld under this paragraph. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(p) Waiver Terminations.

Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part, if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination or the cost share requirement as set forth in the applicable statement of considerations is not met. Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated. Any waiver termination shall be subject to the Contractor's minimum license as provided in paragraph (e) of this clause.

(q) Atomic Energy.

No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r) Publication.

It is recognized that during the course of work under this contract, the contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication. In appropriate circumstances, and after consultation with the contractor, Patent Counsel may waive the right of prepublication review.

(s) Forfeiture of rights in unreported subject inventions.

(1) The contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the contractor fails to report to Patent Counsel within six months after the time the contractor:

(i) Files or causes to be filed a United States or foreign patent application thereon; or

(ii) Submits the final report required by paragraph (f)(7)(ii) of this clause, whichever is later.

(2) However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (n)(1) of this clause, the contractor:

(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

(ii) Contending that the subject invention is not a subject invention, the contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or

(iii) Establishes that the failure to disclose did not result from the contractor's fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t) U. S. Competitiveness

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States, unless the Contractor can show to the satisfaction of DOE that it is not commercially feasible to do so. In the event DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government's investment, etc. The Contractor further agrees to make the above condition binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in any waived invention is suspended until approved in writing by DOE.

(End of clause)

DOE Attachment 3 Reporting Requirement Excerpts

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The dissemination of scientific and technical information (STI) ensures public access to the results of federally funded research. STI refers to information products in any medium or format used to convey results, findings, or technical innovations from research and development or other scientific and technological work that are prepared with the intention of being preserved and disseminated in the broadest sense applicable (i.e., to the public or, in the case of controlled unclassified information or classified information, disseminated among authorized individuals). Access to and archival of DOE-funded STI are managed by the DOE Office of Scientific and Technical Information (OSTI). For information about OSTI see http://www.osti.gov.

For more information on STI submittals, see http://www.osti.gov/stip/submittal.

By properly notifying DOE OSTI about the published results, the information will be made publicly accessible and discoverable through DOE web-based products.

NOTE: SCIENTIFIC/TECHNICAL PRODUCTS INTENDED FOR PUBLIC RELEASE MUST NOT CONTAIN PROTECTED PERSONALLY IDENTIFIABLE INFORMATION (PII). PII is defined as any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of the following types of information: social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc., which could be mis-used if made publicly available.

Scientific and Technical Reporting Product

Journal Article-Accepted Manuscript

Recipients are encouraged to publish their work in scholarly journals. When/if a recipient has an article accepted for publication in a peer-reviewed journal they are required to announce the publication to OSTI as detailed below. This Reporting Requirement will be denoted with the Frequency “A – Within 5 calendar days after the event or as specified” on the Checklist.

Public access to peer-reviewed scholarly publications can be achieved by following these instructions. If the Recipient has a journal article accepted for publication which contains information/data produced under the award, then the Recipient must submit an AN 241.3 for the author’s full-text version of the accepted manuscript, as described below, at the time the article meets the status of being “accepted” for publication. The Federal Government’s right to use the data produced under a Federal award is established in 2 CFR 200.315(d), U.S. Government’s retained license to published results of federally funded research.

Content. The Recipient is to announce to DOE the final peer-reviewed accepted manuscript (AM), i.e., the version of the journal article content that has been peer reviewed and accepted for publication in a journal, by providing a persistent link to the accepted manuscript on the recipient’s publicly accessible institutional repository or submitting the full text (see Electronic Submission Process below). The Recipient should NOT submit the journal’s published version of the article, i.e., the Recipient should NOT submit a copyrighted reprint. The Recipient should not submit the content of peer reviews or a commitment to publish. The Recipient should provide only the accepted manuscript content intended to be the published article.

DOE will make no additional review of the content of an AM because the AM is a version of the journal article with the content to be published (i.e., publicly released) by the journal publisher. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. DOE may choose to defer providing public access until an administrative interval period has passed.

The Recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate and that it is not a copyrighted reprint, i.e., the final version of the published article. Recipients are reminded that the article is to include an acknowledgement of Federal support and a disclaimer.

Electronic Submission Process. The Journal Article-Accepted Manuscript must be announced via the DOE Energy Link System (E-Link) by submitting a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink-2413).

Within the AN 241.3, provide relevant journal information (article title, journal name, volume, issue, and any other pertinent publication information). Also provide a persistent link to the repository location of the accepted manuscript. An example of an acceptable persistent link is a URL to the specific location of the Journal Article-Accepted Manuscript hosted on a public, openly accessible university research publications website. If a persistent link is not available or if the website has access restrictions (preventing public access), then the Recipient must upload the full-text of the Accepted Manuscript using the AN 241.3 and E-Link instructions.

Full-text of accepted manuscripts must be in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

Scientific/Technical Conference Paper/Presentation or Proceedings

Recipients are encouraged to announce scientific/technical conference papers/presentations or proceedings. The Recipient must submit a copy of any scientific/technical conference papers/presentations or proceedings to the DOE Energy Link System (E-Link). In addition, scientific/technical conference papers/presentations or proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on DOE E-Link at http://www.osti.gov/elink-2413.

The content of any scientific/technical conference papers/presentations or proceedings should include the following information: (1) name of conference; (2) location of conference; (3) date of conference; and (4) conference sponsor. Also include an acknowledgement of Federal support and a disclaimer as set forth in the award terms and conditions. Scientific/technical conference papers/presentations or proceedings must be submitted in the Adobe PDF format as one integrated PDF file containing all text, tables, diagrams, photographs, schematic, graphs, and charts.

DOE will not review conference papers/presentations or proceedings prior to making the document publicly available via OSTI since the document was already presented in a public setting. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. The Recipient must self-certify at the time of submission to DOE E-Link that the content is appropriate for and has been publicly released.

Scientific/Technical Software & Manual

Content. When a Recipient submits software to OSTI for dissemination, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts, unless otherwise specified in the award.

Submission Process. The software submission must be accompanied by a completed DOE Announcement Notice (AN) 241.4 “Announcement of U.S. Department of Energy Computer Software.” The announcement notice and instructions are available on E-Link at http://www.osti.gov/estsc/241-4.jsp. The AN 241.4 may be filled online and submitted electronically, with a printed copy or note accompanying the shipped software package.

Software (including user guide or manual) must be submitted on computer disk (CD) shipped via regular mail to:

Energy Science and Technology Software Center

P.O. Box 1020

Oak Ridge, TN 37831

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CLOSEOUT REPORTS

Final Invention and Patent Report

The Recipient must provide a DOE Form 2050.11 ”Patent Certification” form. This form is available at http://energy.gov/management/office-management/operational-management/financial-assistance/financial-assistance-forms under Reporting Forms or at https://www.netl.doe.gov/business/business-forms.

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Subject Invention Reporting

In accordance with the patent rights clause of the Award, the recipient and subrecipient(s), if any, must report any subject invention--one which is conceived or first actually reduced to practice under a DOE award—to the DOE Patent Counsel within the time period specified in the patent rights clause. Failure to disclose subject inventions in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in such inventions.

Subject inventions are to be reported in iEdison. The iEdison website requires a login and password. If the Recipient’s organization does not already have an iEdison administrator account, the Recipient may register for one at: https://public.era.nih.gov/iedison/public/institution/registration/RegistrationRequestForm.jsp.

Invention Utilization Report

The recipient and subrecipient(s), if any, must provide Invention Utilization Reports in iEdison for any subject inventions made under the award. Reports are due one year after the disclosure date of each subject invention and must continue to be provided for 10 years after the date of disclosure. Failure to submit Invention Utilization Reports in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in the subject inventions.

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Data Management Plan

The Data Management Plan is a document that outlines the proposed plan for data sharing or preservation. Guidance for preparing a Data Management Plan is provided in the award term “Data Management Plan.” Failure to submit the Data Management Plan may result in the termination of the award. A Data Management Plan is required within ninety (90) calendar days of the award notification.